Exhibit 16

[Letterhead of Ernst & Young LLP]

March 31, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 31, 2005 of PLC Systems Inc. and are in agreement with the statements contained in the first, third and fourth paragraphs on page 2 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP